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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                   CONTACT:  GREG STRZYNSKI
April 25, 2005                                          Phone:  989-725-8354


            SPORTS RESORTS INTERNATIONAL, INC. HIRES GENERAL MANAGER
                     FOR ITS MINNESOTA MOTOR SPORTS FACILITY

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) today announced that it has retained Rodney G. Wolter to serve as General Manager of the Company's multi-purpose motor sports facility located near Brainerd, Minnesota. Mr. Wolter has extensive experience in the motor sports industry and held a similar position with Gateway International Motor Sports Corporation. Mr. Wolter has also served as Vice President of Corporate Construction for Dover Motorsports Corporation and oversaw the construction of the Memphis Motor Sports Park and Nashville Super Speedway.

The Brainerd facility, which hosts various spectator events such as drag and road races for cars and motorcycles, includes a one-quarter mile drag strip and three-mile road course and consists of approximately 530 acres of land. The facility also includes "Raceway 66," a combined convenience store and gas station adjacent to the property.

In November 2004, the Company announced that it was attempting to sell the Brainerd facility in order to concentrate on its Michigan manufacturing operations. The Company will continue to operate the facility during the 2005 racing season until it is sold and is planning to hold events similar to those held at the venue during 2004.

In addition to its motor sports facility, the Company through its wholly owned subsidiaries, manufactures and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.

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